Exhibit 99.1

Wednesday, April 26, 2023

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2023; DECLARES 16 CENT DIVIDEND

•	Strategic Merger With NBT Approved by Salisbury Shareholders
•	First Quarter Net Income of $0.52 per Basic Common Share and Return on Average Assets of 0.79% or $0.60 and 0.91%, Respectively, Excluding Non-Recurring Expenses
•	First Quarter 2023 Loan Growth of $22.1 million, or 1.8%
•	Non-performing Assets were 0.14% of Total Assets at March 31, 2023
•	Common Equity Tier 1 and Tangible Common Equity Ratio of 12.16% and 7.63%, Respectively, at March 31, 2023 [1]

Lakeville, Connecticut, April 26, 2023 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2023.

Net income available to common shareholders was $3.0 million, or $0.52 per basic common share, for the first quarter ended March 31, 2023 (first quarter 2023), compared with $4.1 million, or $0.71 per basic common share, for the fourth quarter ended December 31, 2022 (fourth quarter 2022), and $3.5 million, or $0.62 per basic common share, for the first quarter ended March 31, 2022 (first quarter 2022). Net income for first quarter 2023 included pre-tax costs of $385 thousand related to Salisbury’s pending merger with NBT Bancorp (“NBT merger”) and $158 thousand to write off fixed assets in the Red Oaks Mill, New York branch, which will close on April 30, 2023. In aggregate, these costs reduced first quarter 2023 earnings per basic share and return on average assets by $0.08 and 0.12%, respectively.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “Our financial results for the first quarter were impacted by the challenging banking and macro-economic environment. Despite these headwinds, Salisbury’s business model remains conservative, the Bank is well-capitalized and our deposit base is diversified. Additionally, the unrealized losses in our investment portfolio do not present a material risk to the Bank or to our customers. As we look forward and take a longer term perspective, we are excited that the strategic partnership with NBT has been approved by Salisbury shareholders. The merger is expected to close this quarter, subject to regulatory approval. While we work through the integration of these two high-performing franchises, Salisbury employees will remain focused on prudently managing the Bank’s capital and liquidity and providing outstanding service to our customers.”

Net Interest and Dividend Income

Tax equivalent net interest income of $11.3 million for the first quarter 2023 decreased $903 thousand, or 7.4%, versus fourth quarter 2022, and increased $834 thousand, or 8.0%, versus first quarter 2022. Tax equivalent interest income of $15.1 million for first quarter 2023 increased $755 thousand, or 5.3%, versus fourth quarter 2022 and increased $3.8 million, or 33.8%, from first quarter 2022. The cost of interest-bearing liabilities of $3.8 million for first quarter 2023 increased $1.7 million, or 77.5%, from fourth quarter 2022 and increased $3.0 million, or 367.5%, from first quarter 2022.

Average earning assets of $1.5 billion for first quarter 2023 increased $23.3 million, or 1.6%, from fourth quarter 2022, and increased $82.5 million, or 5.8%, versus first quarter 2022. Average earning assets for first quarter 2023 included average PPP loan balances of $0.2 million, net of deferred fees, compared with $0.4 million in fourth quarter 2022 and $18.7 million in first quarter 2022, respectively. Average total interest bearing liabilities of $1.0 billion for first quarter 2023 increased $45.9 million, or 4.7%, from fourth quarter 2022 and increased $70.6 million, or 7.4%, versus first quarter 2022. The increase in average total interest-bearing liabilities from the comparative periods primarily reflected higher brokered deposits, which Salisbury utilized to fund loan growth and to provide liquidity.

The tax equivalent net interest margin for first quarter 2023 was 2.99% compared with 3.28% for fourth quarter 2022 and 2.95% for first quarter 2022. Excluding PPP loans, the tax equivalent net interest margin for first quarter 2023 was 2.99% compared with 3.28% for fourth quarter 2022 and 2.86% for first quarter 2022. The decline in the tax equivalent net interest margin from the comparative quarters primarily reflected an increase in the cost of interest bearing deposits and borrowed funds as well as an increase in the amount of borrowed funds. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 9 of this release for additional details.

Non-Interest Income

Non-interest income of $2.7 million for first quarter 2023 increased $75 thousand versus fourth quarter 2022 and decreased $401 thousand versus first quarter 2022.

Trust and Wealth Advisory fees of $1.2 million for first quarter 2023 increased $28 thousand from fourth quarter 2022 and decreased $88 thousand from first quarter 2022. The change in fee income versus the comparative quarters was primarily driven by asset management fees. Assets under administration were $1.30 billion at March 31, 2023 compared with $1.29 billion at December 31, 2022 and $1.05 billion at March 31, 2022. Discretionary assets under administration of $588.4 million at March 31, 2023 compared with $561.1 million at December 31, 2022 and $625.3 million at March 31, 2022. The variance from the comparative quarters primarily reflected changes in market valuations. Non-discretionary assets under administration of $712.7 million at March 31, 2023 decreased from $728.9 million at December 31, 2022 and increased from $423.9 million at March 31, 2022. The variance from the comparative periods primarily reflected changes in the valuation of certain partnership assets for an existing client relationship. The trust and wealth business records only a nominal annual fee on this relationship.

___________________________

[1] The tangible common equity ratio is a non-GAAP measure. Management considers this ratio to be an important measure of risk. Refer to page 8 of this document for the reconciliation of the components of this calculation to U.S. GAAP.

Service charges and fees of $1.2 million for first quarter 2023 increased $16 thousand from fourth quarter 2022 and increased $97 thousand from first quarter 2022. The increase from fourth quarter 2022 primarily reflected higher deposit and loan fees, which were partially offset by lower interchange fees. The increase from first quarter 2022 primarily reflected higher deposit and higher interchange fees. Net fees from mortgage banking activities were below the comparative quarters. Salisbury did not sell any residential loans to FHLBB during first quarter 2023 and fourth quarter 2022 compared with sales of $5.5 million in first quarter 2022.

Non-Interest Expense

Non-interest expense of $9.1 million for first quarter 2023 increased $179 thousand from fourth quarter 2022 and increased $473 thousand versus first quarter 2022. Non-interest expense for first quarter 2023 and fourth quarter 2022 included costs of approximately $385 thousand and $497 thousand, respectively, associated with the pending NBT merger. Non-interest expense for first quarter 2023 also included a non-recurring charge of $158 thousand to write off fixed assets in the Red Oaks Mill, New York branch, which will be closed on April 30, 2023. Compensation expense of $5.2 million for first quarter 2023 decreased $143 thousand from fourth quarter 2022 and increased $433 thousand versus first quarter 2022. The increase in compensation expense from first quarter 2022 primarily reflected higher base salary expense and higher incentive accruals as well as lower deferred compensation expense.

Excluding compensation expense, other non-interest expenses for first quarter 2023 increased $322 thousand from fourth quarter 2022 and increased $40 thousand from first quarter 2022. The increase from comparative quarters primarily reflected higher professional fees associated with the NBT merger, and the write-off of fixed assets associated with the pending Red Oaks Mill, New York branch closure. First quarter 2022 included fraud related losses of $251 thousand.

The effective income tax rates for first quarter 2023, fourth quarter 2022 and first quarter 2022 were 20.0%, 20.1% and 18.6%, respectively.

Loans

Gross loans receivable of $1.3 billion for first quarter 2023 increased $22.1 million, or 1.8%, from fourth quarter 2022, and increased $171.5 million, or 15.9%, from first quarter 2022. Residential 5+ multifamily gross loans receivable at March 31, 2023 and December 31, 2022 included a loan for approximately $16.0 million. At March 31, 2022 this loan, which had a gross balance of approximately $12.0 million, was reported in the commercial real estate category while the project was under construction. The ratio of gross loans to deposits for first quarter 2023 was 96.7% compared with 90.4% for fourth quarter 2022 and 83.6% for first quarter 2022. Balances by loan type for the comparative periods were as follows:

Loan Type ($ in thousands)	Q1 2023	Q4 2022	Q1 2022
Residential Real Estate (1-4 Family)	$483,893	$476,719	$425,301
Residential 5+ Multifamily	91,772	80,400	53,376
Commercial Real Estate	433,379	421,147	376,088
Commercial & Industrial ex PPP Loans	185,376	190,191	163,832
PPP Loans	226	299	13,666
Commercial & Industrial – Total	185,602	190,490	177,498
Farm Land	3,451	4,081	2,778
Vacant Land	14,601	14,440	14,710
Municipal	17,577	19,693	14,263
Consumer	19,491	20,546	14,356
Deferred Costs/(Fees)	875	1,001	761
Gross Loans Receivable	$1,250,641	$1,228,517	$1,079,131
Gross Loans Receivable ex PPP	$1,250,415	$1,228,218	$1,065,465

Asset Quality

Non-performing assets of $2.2 million, or 0.14% of total assets at March 31, 2023, decreased $0.5 million from $2.7 million, or 0.17% of total assets at December 31, 2022, and decreased $0.6 million from $2.8 million, or 0.19% of total assets, at March 31, 2022.

The amount of total impaired and potential problem loans increased $0.2 million during the quarter to $10.9 million or 0.87% of gross loans receivable at March 31, 2023 compared to $11.4 million, or 0.93% of gross loans receivable at December 31, 2022 and $27.3 million, or 2.53% of gross loans receivable at March 31, 2022. The decrease in the balance from first quarter 2022 primarily reflected management’s upgrade of the internal risk rating on certain hospitality related loans, which were previously downgraded due to concerns over COVID-19. These businesses demonstrated a return to pre-pandemic levels of activity and liquidity, which warranted the improvement in risk rating.

Accruing loans receivable 30-to-89 days past due of $2.2 million, or 0.18% of gross loans receivable, increased $0.9 million from $1.3 million, or 0.11% of gross loans receivable at December 31, 2022, and decreased $0.1 million from $2.3 million, or 0.22% of gross loans receivable at March 31, 2022.

On January 1, 2023, Salisbury adopted the Current Expected Credit Loss (“CECL”) accounting standard to estimate credit losses over the life of a loan. As a result of this implementation, Salisbury recorded a reduction of $0.9 million to retained earnings, an increase of $0.3 million to the allowance for credit (“ACL”) losses, an increase of $0.9 million to other liabilities for unfunded commitments reserves and an increase in deferred tax assets of $0.3 million. The ACL for first quarter 2023 was $16.0 million compared with $14.8 million for fourth quarter 2022 and $12.9 million for first quarter 2022. The provision expense was $0.9 million for first quarter 2022 compared with $0.5 million for fourth quarter 2022 and $0.4 million for first quarter 2022. The provision expense for first quarter 2023 primarily reflected loan growth during the quarter as well as the forecast of certain macro-economic factors, which underpin the Bank’s CECL model. Net loan charge-offs were $32 thousand for the first quarter 2023 compared with $13 thousand for fourth quarter 2022 and $410 thousand for the first quarter 2022.

Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.28% for the first quarter 2023 versus 1.21% for both fourth quarter 2022 and first quarter 2022. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 714% for the first quarter 2023 versus 558% for fourth quarter 2022 and 467% for first quarter 2022.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits, Borrowings and Liquidity

Total deposits of $1.3 billion at March 31, 2023 decreased $65.4 million, or 4.8%, from December 31, 2022 and increased $2.6 million, or 0.2%, from March 31, 2022. Salisbury accumulates deposits from a diverse customer base. At March 31, 2023, the composition of Salisbury’s deposit balances was as follows: retail: 45%; commercial: 39%; municipalities: 8%; brokered funds: 4%; Wealth Advisory: 3%; and educational institutions: 1%. At March 31, 2023, the balance of Salisbury’s deposits that were not insured by the FDIC or not collateralized by marketable securities owned by Salisbury was approximately $344 million, or 27%, of total deposits.

At March 31, 2023, Salisbury had outstanding brokered deposits balances of $53.2 million compared with balances of $45.0 million at December 31, 2022. Salisbury did not have any outstanding brokered deposit balances at March 31, 2022. Brokered deposits are included in the certificates of deposit balances on Salisbury’s consolidated balance sheet. Management utilized brokered deposits in first quarter 2023 to fund loan growth and as a source of liquidity. Excluding brokered funds, Salisbury’s deposits declined $73.5 million, or 5.6%, from fourth quarter 2022 and declined $50.6 million, or 3.9%, from first quarter 2022. Average total deposits were $1.3 billion for first quarter 2023, fourth quarter 2022 and first quarter 2022. Average total deposits for first quarter 2023 included average brokered deposits of $47.9 million compared with $25.8 million for fourth quarter 2022 and $7.5 million for first quarter 2022.

Salisbury has access to various sources of liquidity, including the FHLBB and the Federal Reserve Bank. Salisbury had $100.0 million of outstanding advances from FHLBB at March 31, 2023 compared with $10.0 million at December 31, 2022 and $0.4 million at March 31, 2022, respectively. Salisbury’s excess borrowing capacity at FHLBB was approximately $145 million at March 31, 2023. Additionally, at March 31, 2023, Salisbury had approximately $100 million of eligible collateral that could be posted to the Federal Reserve to secure funds under the Bank Term Funding Program. Salisbury has not borrowed funds under this program.

Capital

Shareholders’ equity increased $4.0 million in first quarter to $132.4 million at March 31, 2023 as net income of $3.0 million, unrealized gains, net of taxes, in the available-for-sale securities (“AFS”) portfolio of $2.7 million and other activity of $0.1 million, were partially offset by common stock dividends paid of $0.9 million and a reduction of $0.9 million to retained earnings for the adoption of CECL. The unrealized losses, net of taxes, in the AFS portfolio were $18.0 million at March 31, 2023. Book value per common share of $22.79 at March 31, 2023 increased $0.66 from fourth quarter 2022 and increased $0.23 from first quarter 2022. Tangible book value per common share of $20.38 at March 31, 2023 increased $0.67 from fourth quarter 2022 and increased $0.28 from first quarter 2022. At March 31, 2023, the Bank’s tangible common equity ratio, which included the unrealized losses in the AFS portfolio noted above, was 7.63%.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2023, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.98%, 13.41%, and 12.16%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. The unrealized losses in the AFS portfolio noted above do not affect the Bank’s regulatory capital ratios.

During first quarter 2023, Salisbury did not repurchase any of its outstanding common stock pursuant to its stock repurchase program, which was established in March 2021 and renewed in March 2022.

Dividend on Common Shares

On April 26, 2023, the Board of Directors of Salisbury approved a quarterly cash dividend of $0.16 per common share that will be paid on May 26, 2023 to shareholders of record as of May 12, 2023.

Other Matters

In July 2022, Salisbury management discovered that the Bank’s trust department terminated a trust account in May 2020 and distributed approximately $1.0 million that should have been retained in continuance of the trust account. In March 2023, Salisbury filed an amended complaint against the beneficiaries to recover the distributed proceeds and to reinstate the trust account. At this time, management believes that Salisbury’s exposure is not yet known or knowable and could potentially range from zero to approximately $0.8 million depending upon the facts and circumstances.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended March 31, 2023, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under About Us/Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2023	December 31, 2022
ASSETS
Cash and due from banks	$6,231	$5,864
Interest bearing demand deposits with other banks	43,613	44,675
Total cash and cash equivalents	49,844	50,539
Securities
Available-for-sale at fair value	187,598	187,410
Mutual funds at fair value	2,068	1,933
Federal Home Loan Bank of Boston stock at cost	5,030	1,285
Loans receivable, net (allowance for loan losses: $16,009 and $14,846)	1,234,632	1,213,671
Bank premises and equipment, net	21,597	22,148
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,691 and $5,654)	188	227
Accrued interest receivable	6,383	6,797
Cash surrender value of life insurance policies	30,571	30,379
Deferred taxes	8,234	8,492
Other assets	5,374	4,886
Total Assets	$1,565,334	$1,541,582
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$370,049	$395,994
Demand (interest bearing)	218,902	231,486
Money market	296,974	343,965
Savings and other	236,755	233,578
Certificates of deposit	170,362	153,370
Total deposits	1,293,042	1,358,393
Repurchase agreements	3,230	7,228
Federal Home Loan Bank of Boston advances	100,000	10,000
Subordinated debt	24,545	24,531
Note payable	117	128
Finance lease obligations	4,225	4,262
Accrued interest and other liabilities	7,820	8,685
Total Liabilities	1,432,979	1,413,227
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 10,000,000;
Issued: 5,807,719 and 5,798,816
Outstanding: 5,807,719 and 5,798,816	581	580
Unearned compensation – restricted stock awards	(961)	(1,144)
Paid-in capital	47,396	47,466
Retained earnings	103,371	102,178
Accumulated other comprehensive (loss), net	(18,032)	(20,725)
Total Shareholders' Equity	132,355	128,355
Total Liabilities and Shareholders' Equity	$1,565,334	$1,541,582

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Three months ended March 31, (in thousands, except per share amounts)	2023	2022
Interest and dividend income
Interest and fees on loans	$13,250	$10,163
Interest on debt securities
Taxable	1,068	724
Tax exempt	212	174
Other interest and dividends	393	57
Total interest and dividend income	14,923	11,118
Interest expense
Deposits	2,818	478
Repurchase agreements	16	3
Finance lease	40	41
Note payable	2	2
Subordinated debt	233	233
Federal Home Loan Bank of Boston advances	687	55
Total interest expense	3,796	812
Net interest and dividend income	11,127	10,306
Provision for loan losses	924	363
Net interest and dividend income after provision for loan losses	10,203	9,943
Non-interest income
Trust and wealth advisory	1,153	1,241
Service charges and fees	1,235	1,138
Mortgage banking activities, net	59	355
Gains (losses) on CRA mutual fund	20	(42)
Gains on securities, net	—	210
Bank-owned life insurance (“BOLI”) income	192	162
Other	34	30
Total non-interest income	2,693	3,094
Non-interest expense
Salaries	3,721	3,479
Employee benefits	1,468	1,277
Premises and equipment	1,105	1,104
Loss on sale of assets	158	9
Information processing and services	831	685
Professional fees	945	787
Collections, OREO, and loan related	72	117
FDIC insurance	98	171
Marketing and community support	127	184
Amortization of intangibles	39	54
Other	562	786
Total non-interest expense	9,126	8,653
Income before income taxes	3,770	4,384
Income tax provision	752	816
Net income	$3,018	$3,568
Net income available to common shareholders	$2,968	$3,508

Basic earnings per common share	$0.52	$0.62
Diluted earnings per common share	0.52	0.62
Common dividends per share	0.16	0.16

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total assets	$1,565,334	$1,541,582	$1,512,138	$1,496,521	$1,465,082
Loans receivable, net	1,234,632	1,213,671	1,176,493	1,135,758	1,066,216
Total securities	194,696	190,628	192,530	205,727	217,591
Deposits	1,293,042	1,358,393	1,325,204	1,316,539	1,290,474
FHLBB advances	100,000	10,000	20,000	—	419
Shareholders’ equity	132,355	128,355	123,160	127,303	130,066
Wealth assets under administration	1,301,162	1,289,918	1,232,272	1,261,244	1,049,240
Discretionary wealth assets under administration	588,414	561,050	522,109	546,506	625,346
Non-discretionary wealth assets under administration	712,748	728,868	710,163	714,738	423,894
Non-performing loans	2,241	2,663	1,860	4,229	2,765
Non-performing assets	2,241	2,663	1,860	4,229	2,765
Accruing loans past due 30-89 days	2,234	1,309	390	1,001	2,349
Net interest and dividend income	11,127	12,015	11,844	10,872	10,306
Net interest and dividend income, tax equivalent (1)	11,318	12,221	12,054	11,061	10,484
Provision expense for loan losses	924	525	695	1,100	363
Non-interest income	2,693	2,618	2,693	3,297	3,094
Non-interest expense	9,126	8,947	8,512	8,532	8,653
Income before income taxes	3,770	5,161	5,330	4,537	4,384
Income tax provision	752	1,037	994	692	816
Net income	3,018	4,124	4,336	3,845	3,568
Net income allocated to common shareholders	2,968	4,055	4,264	3,772	3,508

Per share data
Basic earnings per common share	$0.52	$0.71	$0.75	$0.67	$0.62
Diluted earnings per common share	0.52	0.71	0.75	0.66	0.62
Dividends per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	22.79	22.13	21.29	22.01	22.56
Tangible book value per common share - Non-GAAP (2)	20.38	19.71	18.86	19.57	20.10
Common shares outstanding at end of period (in thousands)	5,808	5,799	5,784	5,784	5,765
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	5,702	5,688	5,687	5,666	5,636
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	5,714	5,710	5,713	5,699	5,694

Profitability ratios
Net interest margin (tax equivalent) (1)	2.99%	3.28%	3.27%	3.15%	2.95%
Efficiency ratio (2)	61.07	56.66	57.38	59.49	63.38
Effective income tax rate	19.95	20.10	18.65	15.25	18.60
Return on average assets	0.79	1.07	1.13	1.06	0.97
Return on average common shareholders’ equity	9.36	13.05	13.23	11.98	10.65

Credit quality ratios
Non-performing loans to loans receivable, gross	0.18%	0.22%	0.16%	0.37%	0.26%
Accruing loans past due 30-89 days to loans receivable, gross	0.18	0.11	0.03	0.09	0.22
Allowance for loan losses to loans receivable, gross	1.28	1.21	1.20	1.19	1.20
Allowance for loan losses to non-performing loans	714.4	557.5	770.6	324.0	467.3
Non-performing assets to total assets	0.14	0.17	0.12	0.28	0.19

Capital ratios
Common shareholders' equity to assets	8.35%	8.33%	8.14%	8.51%	8.88%
Tangible common shareholders' equity to tangible assets - Non-GAAP (2)	7.63	7.48	7.28	7.63	7.99
Tier 1 leverage capital (3)	9.98	9.99	9.83	10.04	9.66
Total risk-based capital (3)	13.41	13.43	13.24	13.28	13.98
Common equity tier 1 capital (3)	12.16	12.24	12.07	12.13	12.80

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Common Shareholders' Equity	$132,355	$128,355	$123,160	$127,303	$130,066
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(188)	(227)	(269)	(314)	(364)
Tangible Common Shareholders' Equity	$118,352	$114,313	$109,076	$113,174	$115,887
Total Assets	$1,565,334	$1,541,582	$1,512,138	$1,496,521	$1,465,082
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(188)	(227)	(269)	(314)	(364)
Tangible Total Assets	$1,551,331	$1,527,540	$1,498,054	$1,482,392	$1,450,903
Common Shares outstanding (in thousands)	5,808	5,799	5,784	5,784	5,765

Book value per Common Share – GAAP	$22.79	$22.13	$21.29	$22.01	$22.56
Tangible book value per Common Share - Non-GAAP	20.38	19.71	18.86	19.57	20.10
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	7.63%	7.48%	7.28%	7.63%	7.99%
Consolidated:
Non-interest expense	$9,126	$8,947	$8,512	$8,532	$8,653
Amortization of core deposit intangibles	(39)	(42)	(46)	(50)	(54)
OREO recovery	—	—	15	—	—
Merger-related costs	(385)	(497)	—	—	—
Fixed asset write-off	(158)	—	—	—	—
Fraud-related recovery (losses)	—	—	—	50	(251)
Adjusted non-interest expense	$8,544	$8,408	$8,481	$8,532	$8,348
Net interest and dividend income, tax equivalent	$11,318	$12,221	$12,054	$11,061	$10,484
Non-interest income	2,693	2,618	2,693	3,297	3,094
(Gains) losses on securities	(20)	1	47	75	(168)
BOLI proceeds receivable	—	—	—	(89)	—
Gains on sale of loans	—	—	(15)	—	(239)
Adjusted revenue	$13,991	$14,840	$14,779	$14,344	$13,171
Efficiency Ratio – Non-GAAP (1)	61.07%	56.66%	57.38%	59.49%	63.38%

(1) Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q1 2023: 59.08%; Q4 2022: 54.64%; Q3 2022: 55.28%; Q2 2022: 57.21%; Q1 2022: 61.83%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q1 2023	Q4 2022	Q1 2022	Q1 2023	Q4 2022	Q1 2022	Q1 2023	Q4 2022	Q1 2022
Loans (a)(d)	$1,236,778	$1,209,184	$1,079,610	$13,367	$12,726	$10,277	4.29%	4.16%	3.79%
Securities (c)(d)	214,246	217,963	208,140	1,353	1,279	962	2.53	2.35	1.85
FHLBB stock	3,436	1,416	1,434	19	15	7	2.29	4.29	2.05
Short term funds (b)	40,689	43,328	123,454	375	339	50	3.72	3.10	0.16
Total interest-earning assets	1,495,149	1,471,891	1,412,638	15,114	14,359	11,296	4.02	3.86	3.19
Other assets	55,022	52,855	74,795
Total assets	$1,550,171	$1,524,746	$1,487,433
Interest-bearing demand deposits	$223,742	$232,228	$232,464	119	115	99	0.22	0.20	0.17
Money market accounts	320,015	331,451	321,198	1,270	915	126	1.61	1.10	0.16
Savings and other	232,162	246,650	233,092	402	291	64	0.70	0.47	0.11
Certificates of deposit	161,300	128,787	131,059	1,027	465	189	2.58	1.43	0.59
Total interest-bearing deposits	937,219	939,116	917,813	2,818	1,786	478	1.22	0.75	0.21
Repurchase agreements	3,961	6,615	7,146	16	20	3	1.65	1.18	0.14
Finance lease	5,397	5,475	5,097	40	40	41	2.96	2.94	3.23
Note payable	121	132	163	2	2	2	6.17	6.16	6.12
Subordinated debt (f)	24,536	24,523	24,480	233	233	233	3.80	3.80	3.81
FHLBB advances	57,056	6,576	2,974	687	57	55	4.82	3.37	7.46
Total interest-bearing liabilities	1,028,290	982,437	957,673	3,796	2,138	812	1.49	0.86	0.34
Demand deposits	382,601	408,672	386,884
Other liabilities	8,427	8,233	7,036
Shareholders’ equity	130,853	125,404	135,840
Total liabilities & shareholders’ equity	$1,550,171	$1,524,746	$1,487,433
Net interest income				$11,318	$12,221	$10,484
Spread on interest-bearing funds							2.54	3.00	2.84
Net interest margin (e)							2.99	3.28	2.95

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $0.2 million, $0.2 million and $0.2 million, respectively, for Q1 2023, Q4 2022 and Q1 2022 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2023 and 2022.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.